EXHIBIT 99.1

Allied Capital Announces 2006 Financial Results

February 28, 2007 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced 2006 financial results.

Highlights for 2006

•	Net income was $1.68 per share, or $245.1 million

•	Net investment income was $1.30 per share, or $189.2 million

•	The total of net investment income and net realized gains was $4.96 per share, or $722.5 million

•	Net change in unrealized appreciation of $1.6 million and the reversal of net unrealized appreciation associated with net realized gains of $479.0 million resulted in net unrealized depreciation of $3.28 per share, or $477.4 million

•	Regular quarterly dividend of $0.62 per share for the fourth quarter of 2006; first quarter 2007 dividend of $0.63 per share was declared

•	Net asset value per share was $19.12

•	Shareholders’ equity was $2.8 billion

•	New investments totaled $2.4 billion for the year, including $557.1 million in the fourth quarter

Operating Results

For the year ended December 31, 2006, net investment income was $189.2 million or $1.30 per share, which included employee stock options expense of $15.6 million or $0.11 per share and excise tax expense of $15.1 million or $0.10 per share. For the year ended December 31, 2005, net investment income was $137.2 million or $1.00 per share, which included excise tax expense of $6.2 million or $0.05 per share. Net realized gains were $533.3 million or $3.66 per share for the year ended December 31, 2006, and were $273.5 million or $1.99 per share for the year ended December 31, 2005. The sum of net investment income and net realized gains was $722.5 million or $4.96 per share for the year ended December 31, 2006, as compared to $410.7 million or $2.99 per share for the year ended December 31, 2005.

Net income for the year ended December 31, 2006, was $245.1 million or $1.68 per share, after a net change in unrealized appreciation of $1.6 million and the reversal of net unrealized appreciation associated with net realized gains of $479.0 million, which resulted in net unrealized depreciation of $477.4 million or $3.28 per share. Net income for the year ended December 31, 2005, was $872.8 million or $6.36 per share, after a net change in unrealized appreciation of $502.1 million and the reversal of net unrealized appreciation associated with net realized gains of $40.0 million, which resulted in net unrealized appreciation of $462.1 million or $3.37 per share. Net income can vary substantially from year to year primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from year to year.

For the three months ended December 31, 2006, net investment income was $49.1 million or $0.33 per share, which included employee stock options expense of $3.7 million or $0.02 per share and excise tax expense of $1.3 million or $0.01 per share. For the three months ended December 31, 2005, net investment income was $37.1 million or $0.27 per share, which included excise tax expense of $1.0 million or $0.01 per share. Net realized losses were $9.7 million or $0.06 per share for the three months ended December 31, 2006, and net realized losses were $15.0 million or $0.11 per share for the three months ended December 31, 2005. The sum of net investment income and net realized losses was $39.4 million or $0.26 per share for the three months ended December 31, 2006, as compared to the sum of net investment income and net realized losses of $22.1 million or $0.16 per share for the three months ended December 31, 2005.

Net income for the three months ended December 31, 2006, was $33.9 million or $0.23 per share, including net unrealized depreciation of $5.5 million or $0.04 per share. Net income for the three months ended December 31, 2005, was $328.1 million or $2.36 per share, including net unrealized appreciation of $306.1 million or $2.20 per share.

For the year ended December 31, 2006, the company invested a total of $2.4 billion. After principal collections related to investment repayments or sales of $1.1 billion and valuation and other changes during the quarter, the total portfolio at value was $4.5 billion at December 31, 2006. At December 31, 2006, the weighted average yield on the interest-bearing portfolio was 11.8%, as compared to 12.8% at December 31, 2005.

Shareholders’ equity was $2.8 billion at December 31, 2006, with a net asset value per share of $19.12 as compared to $2.6 billion or $19.17 per share at December 31, 2005.

Private Finance

The private finance portfolio totaled $4.4 billion at value at December 31, 2006. Loans and debt securities, which totaled $3.2 billion at value at December 31, 2006, had a weighted average yield of 11.9%, as compared to $2.1 billion and 13.0%, respectively, at December 31, 2005. New private finance investments totaled $556.8 million during the fourth quarter of 2006, which was composed of $115.5 million of senior loans, $123.0 million of unitranche debt, $175.7 million of subordinated debt and $142.6 million of equity. These investments included:

•	$197.5 million to support the management-led buyout of EarthColor, Inc., a commercial printer focused on providing a one-stop printing solution;

•	$120.1 million to support the buyout of Huddle House, Inc., a franchisor of value-priced, full-service family dining restaurants;

•	$60.5 million to support the buyout of Postle Aluminum Company, LLC, a distributor and manufacturer of custom and standard aluminum extrusions and related components;

•	$34.7 million to Distant Lands Trading Co., a vertically integrated provider of premium, specialty roasted coffee and coffee beans, to support the acquisition of Java Trading Company, a provider of private label specialty roasted coffee;

•	$26.2 million to Hot Stuff Foods, LLC, a provider of foodservice programs predominately to convenience stores, to support the acquisition of Lettieri’s, Inc., a manufacturer and distributor of branded food products;

•	$22.0 million to support the buyout of Multi-Ad Services, Inc., a marketing services company providing technology-based solutions;

•	$13.6 million in the income notes of Callidus Debt Partners CLO Fund V, Ltd.;

•	$12.6 million to support the recapitalization of The Homax Group, Inc., a supplier of branded, specialty-application products for the home care and home improvement markets; and

•	$11.7 million to support the buyout of Axium Healthcare Pharmacy, Inc., a provider of specialty pharmacy services and disease management programs.

Portfolio Quality

Allied Capital employs a grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.

At December 31, 2006, Grade 1 investments totaled $1.3 billion, or 29.1% of the total portfolio at value; Grade 2 investments totaled $2.7 billion, or 59.4% of the total portfolio; Grade 3 investments totaled $308.1 million, or 6.9% of the total portfolio; Grade 4 investments totaled $84.2 million, or 1.9% of the total portfolio; and Grade 5 investments totaled $124.2 million, or 2.7% of the total portfolio.

At December 31, 2005, Grade 1 investments totaled $1.6 billion, or 45.6% of the total portfolio at value; Grade 2 investments totaled $1.7 billion, or 48.0% of the total portfolio; Grade 3 investments totaled $149.1 million, or 4.1% of the total portfolio; Grade 4 investments totaled $26.5 million, or 0.7% of the total portfolio; and Grade 5 investments totaled $57.0 million, or 1.6% of the total portfolio.

Loans and debt securities over 90 days delinquent totaled $48.4 million at December 31, 2006, as compared to $80.7 million at December 31, 2005. Loans and debt securities not accruing interest totaled $238.8 million at December 31, 2006, as compared to $155.8 million at December 31, 2005. In general, the company does not accrue interest on loans or debt securities where there is doubt about interest collection or where the enterprise value of the portfolio company may not support further accrual. As a result, loans or debt securities on non-accrual may be different than loans or debt securities that are over 90 days delinquent. Loans and debt securities that are on non-accrual status and over 90 days delinquent totaled $44.3 million at December 31, 2006, as compared to $60.7 million at December 31, 2005.

Liquidity and Capital Resources

At December 31, 2006, the company had a liquidity portfolio totaling $201.8 million, which included money market and other securities. The company also had cash and other investments in money market securities not included in the liquidity portfolio of $2.1 million. The Company had outstanding long-term debt of $1.7 billion and outstanding borrowings on its revolving line of credit of $207.7 million. At December 31, 2006, the company had a weighted average cost of debt of 6.5% and its regulatory asset coverage was 250%. The company is required to maintain regulatory asset coverage of at least 200%.

During the fourth quarter of 2006, the company completed the sale of 2.7 million shares of common stock for net proceeds, after the underwriting discount and estimated offering expenses, of $76.9 million. Also during the fourth quarter of 2006, the company closed on the public issuance of $250 million of unsecured five-year notes. The notes will mature on April 1, 2012, and have a fixed interest rate of 6.000%.

Quarterly Dividend of $0.63 Per Share Declared

As previously released on February 6, 2007, the company declared its 174th regular quarterly dividend of $0.63 per share for the first quarter of 2007.

The dividend is payable as follows:
Record date: Payable date:	March 16, 2007 March 28, 2007

The company’s dividend is paid from taxable income. The Board determines the dividend based on estimates of annual taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition, and the amount of taxable income carried over from the prior year for distribution in the current year.

Webcast/ Conference Call at 10:15 a.m. EDT on Wednesday, February 28, 2007

The company will host a webcast/conference call at 10:15 a.m. (Eastern Time) on Wednesday, February 28, 2007, to discuss the results for the year. PLEASE VISIT THE PRESENTATIONS & REPORTS SECTION OF THE INVESTOR RESOURCES PORTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS TODAY’S CONFERENCE CALL.

All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital”.

An archived replay of the event will be available through March 14, 2007, by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “9076978”. An archived replay will also be available on our website. For complete information about the webcast / conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital

Allied Capital Corporation, a leading business development company with total assets of more than $4 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, Allied Capital has provided long-term debt and equity financing to thousands of middle market companies. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. At December 31, 2006, the Company’s private finance portfolio included investments in 145 companies that generate aggregate revenues of over $13 billion and employ more than 90,000 people.

Allied Capital provides flexible, competitive debt and equity capital for management and sponsor-led buyouts, recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s seamless, one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or mezzanine debt and equity.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
	December 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Portfolio at value:
Private finance	$4,377,901	$3,479,290
Commercial real estate finance	118,183	127,065

Total portfolio at value	4,496,084	3,606,355
Liquidity portfolio	201,768	200,305
Investments in money market and other securities	442	21,967
Deposits of proceeds from sales of borrowed Treasury securities	-	17,666
Accrued interest and dividends receivable	64,566	60,366
Other assets	122,958	87,858
Cash	1,687	31,363

Total assets	$4,887,505	$4,025,880

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$1,691,394	$1,193,040
Revolving line of credit	207,750	91,750
Obligations to replenish borrowed Treasury securities	-	17,666
Accounts payable and other liabilities	147,117	102,878

Total liabilities	2,046,261	1,405,334
Shareholders’ equity:
Common stock	15	14
Additional paid-in capital	2,493,335	2,177,283
Common stock held in deferred compensation trust	(28,335)	(19,460)
Notes receivable from sale of common stock	(2,850)	(3,868)
Net unrealized appreciation (depreciation)	(123,084)	354,325
Undistributed earnings	502,163	112,252

Total shareholders' equity	2,841,244	2,620,546

Total liabilities and shareholders' equity	$4,887,505	$4,025,880

Net asset value per common share	$19.12	$19.17
Common shares outstanding	148,575	136,697

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Interest and related portfolio income
Interest and dividends	$103,445	$84,525	$386,427	$317,153
Fees and other income	14,263	13,644	66,131	56,999

Total interest and related portfolio income	117,708	98,169	452,558	374,152

Expenses
Interest	28,145	19,869	100,600	77,352
Employee	25,848	25,998	92,902	78,300
Employee stock options	3,747	—	15,599	—
Administrative	9,657	11,150	39,005	69,713

Total operating expenses	67,397	57,017	248,106	225,365

Net investment income before income taxes	50,311	41,152	204,452	148,787
Income tax expense (benefit), including excise tax	1,233	4,079	15,221	11,561

Net investment income	49,078	37,073	189,231	137,226

Net realized and unrealized gains (losses)
Net realized gains (losses)	(9,690)	(14,999)	533,301	273,496
Net change in unrealized appreciation or
depreciation	(5,467)	306,066	(477,409)	462,092

Total net gains (losses)	(15,157)	291,067	55,892	735,588

Net increase in net assets resulting from operations	$33,921	$328,140	$245,123	$872,814

Net investment income plus net realized gains per share	$0.26	$0.16	$4.96	$2.99
Diluted earnings per common share	$0.23	$2.36	$1.68	$6.36
Weighted average common shares outstanding — diluted	150,508	139,172	145,599	137,274